Exhibit 16.1

5400 W Cedar Ave Lakewood, CO 80226 Telephone: 303.953.1454 Fax: 303.945.7991

November 18, 2021

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549

Re: Achison Inc.

Ladies and Gentlemen:

We have read the statements under Item 4.01 in the Current Report on Form 8-K dated November 18, 2021 (the “8-K”), of Achison Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis, and therefore, do not agree or disagree with the other statements made by the Company in the 8-K.

Sincerely,

/s/ BF Borgers CPA PC
Lakewood, Colorado